                               ENVIROTEST SYSTEMS CORP.
                                      EXHIBIT 11
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                   (Amounts in thousands, except per share amounts)

Earnings (loss) per share are computed using the weighted average number of shares outstanding plus incremental shares issuable upon exercise of outstanding options and warrants using the treasury stock method.

                                                 Year Ended September 30,
                                             1996       1995    1994    1993
                                         --------   --------  ------  -------
Income (Loss)

Income (loss) before extraordinary item  ($25,064)  ($14,861) $2,174   $6,753
Extraordinary item                          --          --       --   (11,411)
                                         --------   --------  ------  -------

Net income (loss)                        ($25,064)  ($14,861) $2,174  ($4,658)
                                         --------   --------  ------  -------
                                         --------   --------  ------  -------

Earnings (Loss) Per Common and Common
 Equivalent Share (b)

Weighted average number of shares
 outstanding                               16,552     16,059  15,923   14,175

Net effect of dilutive stock options based
 on the treasury stock method using the
 average market  price of common stock (a)  1,147      1,242   1,623    2,539
                                         --------   --------  ------  -------

Common stock and common stock equivalents  17,699     17,301  17,546   16,714
                                         --------   --------  ------  -------
                                         --------   --------  ------  -------

Earnings (loss) per common and common
 equivalent share (b):

Income (loss) before extraordinary item    ($1.42)    ($0.86)  $0.12    $0.40
Extraordinary item                          (0.00)      0.00    0.00    (0.68)

Net income (loss)                          ($1.42)    ($0.86)  $0.12   ($0.28)
                                         --------   --------  ------  -------
                                         --------   --------  ------  -------

Earnings (Loss) Per Common Share -
Assuming Full Dilution (b)

Weighted average number of shares
 outstanding                               16,552     16,059  15,923   14,175

Net effect of dilutive stock options based
 on the treasury stock method using the
 ending market price of common stock, if
 higher than average (a)                    1,147      1,242   1,623    2,543
                                         --------   --------  ------  -------

Common stock and common stock equivalents  17,699     17,301  17,546   16,718
                                         --------   --------  ------  -------
                                         --------   --------  ------  -------

Earnings (loss) per common and common
 equivalent share (b):

Income (loss) before extraordinary item    ($1.42)    ($0.86)  $0.12    $0.40
Extraordinary item                          (0.00)      0.00    0.00    (0.68)
                                         --------   --------  ------  -------

Net income (loss)                          ($1.42)    ($0.86)  $0.12   ($0.28)
                                         --------   --------  ------  -------
                                         --------   --------  ------  -------

Notes:

(a) Common stock equivalents represent stock options and warrants.

(b) These calculations for the years ended September 30, 1996 are submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.